Exhibit 10.58

LOAN AGREEMENT

This LOAN AGREEMENT dated as of October 26, 2007 (“Agreement”) is executed by and between PETRA FUND REIT CORP., a Maryland corporation (“Borrower”), and KBS PREFERRED HOLDING I, LLC, a Delaware limited liability company (“Lender”).

RECITALS:

A. The Borrower desires to obtain certain loans from the Lender for its general corporate purposes and not for any specific investment.

B. Lender desires to make the loans to Borrower with funds Lender’s indirect parent, KBS Real Estate Investment Trust, Inc. (“KBS”) received in exchange for newly issued shares in KBS.

NOW THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the parties hereby agree as follows:

AGREEMENT:

1.	Certain Defined Terms. In addition to the definitions otherwise set forth herein, as used in this Agreement, the following terms shall have the following meanings:

“Constituent Documents” shall mean, for any entity, its constituent or organizational documents, including: (a) in the case of any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in its state of formation, in each case as amended from time to time; (b) in the case of any limited liability company, the certificate or articles of formation and operating agreement; (c) in the case of a corporation, the certificate or articles of incorporation and the bylaws; and (d) any side letters or other agreements relating to the foregoing. Such term shall also include any loan documents or documents reflecting borrowings by such entity.

“Default” shall mean any event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Interest Rate” shall mean 11.5% per annum.

“Loan” and “Loans” shall mean, respectively, each advance and the aggregate of all such advances made by the Lender to the Borrower under and pursuant to this Agreement, as set forth in Section 2 of this Agreement.

“Loan Documents” shall mean this Agreement, the Notes (including any renewals, extensions, supplements, amendments, restatements, reissuances and refundings thereof), and any agreements or documents, any amendments, supplements, extensions thereto or modifications or restatements thereof executed or delivered by or on behalf of the Borrower pursuant to the terms of this Agreement or any of the foregoing.

“Maturity Date” shall mean the earliest of (a) eighteen (18) months after the date hereof with respect to Tranche A of the Original Loan, and twenty-four (24) months after the date hereof with respect to Tranche B of the Original Loan, and twenty-four (24) months after the date of the Additional Loan, or (b) the date upon which the Obligations are, or Lender declares the Obligations to be, as the case may be, due and payable after the occurrence and during the continuance of an Event of Default.

“Maximum Loan Amount” shall mean the principal amount of the Original Loan and the Additional Loan, and in no event will such amount exceed seventy-five million dollars ($75,000,000.00) in the aggregate.

“Millennium Debt” means that certain $30 million dollar loan made to the Borrower by Millennium Partners, L.P. on July 10, 2007 evidenced by that certain Petra Fund REIT Corp. Floating Rate Convertible Senior Note due 2008, a true and complete copy of which has been delivered to the Lender.

“Obligations” shall mean all present and future indebtedness, obligations and liabilities of every nature owing or accruing to the Lender pursuant to the terms of this Agreement or any other Loan Document, and all renewals, amendments, supplements, restatements, and extensions thereof, including, without limitation, all interest accruing thereon, and reasonable attorneys’ fees incurred in the enforcement of collection thereof, regardless of whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, joint, several or joint and several.

“Petra Offshore” shall mean and refer to Petra Offshore Fund L.P., a Cayman Islands exempted limited partnership.

2.

Amount and Term of Original Loan and Additional Loan. Subject to and upon the terms and conditions set forth herein, upon the execution and delivery of this Agreement, the Lender will make the Original Loan to the Borrower in the amount of $50 million, comprised of a $25 million Tranche A and a $25 million Tranche B (collectively, the “Original Loan”), and each such Tranche will be evidenced by a Note. Lender may also make an additional loan to Borrower in the amount of $25 million (the “Additional Loan”). The Additional Loan request from Borrower must be in writing (including by facsimile) in substantially the form attached hereto as Exhibit A

(each, “Loan Request”) or by telephone and shall be made no later than twenty (20) business days prior to the requested date of such Additional Loan. Each such telephonic request shall be confirmed promptly in writing by delivery of a Loan Request within two (2) business days. Any request for the extension of an Additional Loan hereunder shall be deemed to constitute a representation and warranty by the Borrower that, at the time of the funding of such Additional Loan, after giving effect to the same, there shall exist no Default or Event of Default hereunder. Borrower shall not request any Additional Loan which, when taken together with the Original Loan and all other payments due Lender then outstanding, would exceed the Maximum Loan Amount.

The Additional Loan may be made available subject to the Lender’s sole discretion when such Additional Loan is requested by the Borrower (it being understood and agreed that Lender shall have no liability for its failure or refusal to make the Additional Loan).

Each Loan shall be evidenced by the Borrower’s promissory note payable to the registered holder thereof, and such notes shall be in the form of Exhibit B attached hereto (each, a “Note” and collectively, the “Notes”). Any of the Loans made against the Notes and the status of all amounts evidenced by the Notes shall be recorded by the Lender or its agent on its books and records or, at its option in any instance, endorsed on a schedule to the Notes and the unpaid principal balance and status and rates so recorded or endorsed by the Lender shall be prima facie evidence in any court or other proceeding brought to enforce the Notes of the principal amount remaining unpaid thereon, the status of the Loans evidenced thereby and the interest rates applicable thereto, absent manifest error; provided that the failure of the Lender to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrower to repay the principal amount of the Note together with accrued interest thereon. The Borrower agrees that in any action or proceeding instituted to collect or enforce collection of the Notes, the amount shown as owing the Lender on its records shall be prima facie evidence of the unpaid balance of principal and interest on the Notes, absent manifest error.

None of the Loans is a “revolving” loan and any portion of principal repaid or prepaid may not be re-borrowed.

All amounts paid on the Loans shall be paid by Borrower irrespective of, and without any deduction for, any setoff, defense or counterclaim.

3.	Interest and Fees.

(i)	Interest. Except as otherwise provided in this Section 3, the principal amount of each of the Loans outstanding from time to time shall bear interest at the Interest Rate from the date the proceeds of such Loan is made available to or for the benefit of the Borrower until the Maturity thereof (whether by acceleration or otherwise). Accrued interest will be due and payable monthly in arrears, on the last business day of each month (each, an “Interest Payment Date”), commencing on October 31, 2007. Interest for each billing period is computed by calculating a daily periodic rate based on the interest rate for each of the Loans’ ending balance. Interest shall be computed on the basis of a year of 360 days for the actual number of days elapsed. Each daily balance of each Loan shall be computed by taking the principal balance of a Loan (which for this purpose shall include principal only and not include accrued interest) at the beginning of each day, adding any additional sums advanced under the Loan, and subtracting any principal payments received by the Lender with respect to the Loan as of that day. The principal balance of, and accrued interest on, a Loan which remains unpaid after the Maturity of such Loan shall bear interest until paid in full at a default rate of 10% per annum above the Interest Rate (the “Default Rate”). The interest rate payable under this Agreement shall be subject, however, to the limitation that such interest rate shall never exceed the highest rate which the Borrower may contract to pay under applicable law. Interest on the Loans shall be payable in immediately available funds in U.S. Dollars on each Interest Payment Date in accordance with this Section 3.

Notwithstanding anything to the contrary contained herein (a) all agreements and communications between Borrower and Lender are hereby and shall automatically be limited so that, after taking into account all amounts deemed interest, the interest contracted for, charged or received by Lender shall never exceed the maximum lawful rate or amount, (b) in calculating whether any interest exceeds the lawful maximum, all such interest shall be amortized, prorated, allocated and spread over the full amount and term of all principal indebtedness of Borrower to Lender, and (c) if through any contingency or event, Lender receives or is deemed to receive interest in excess of the lawful maximum, any such excess shall be deemed to have been applied toward payment of the principal of any and all then outstanding indebtedness of Borrower to Lender, or if there is no such indebtedness, shall immediately be returned to Borrower.

(ii)	Commitment Fees. The Borrower shall pay to the Lender a commitment fee in the amount of one-half of one percent of the total principal balance of each Loan on the date any sums under a Loan are advanced. Such fee shall, at Lender’s option, be paid from the proceeds of the Loan so advanced. The commitment fee with respect to the Original Loan is and shall be deemed to be fully earned and non-refundable upon the execution of this Agreement, but shall be payable only upon the advance of the Original Loan by Lender to or for the benefit of Borrower.

(iii)	Payment of Fees. Fees paid pursuant to this Agreement shall not be refundable under any circumstances.

4.	Maturity Date; Payments. The Borrower shall pay to the Lender the principal balance of each outstanding Loan together with any accrued and unpaid interest thereon on the Maturity Date and any other sums payable hereunder or under the other Loan Documents. Payments received by the Lender shall be applied first to accrued interest and then to the principal balance of outstanding Loans. If any payment from the Borrower under this Agreement becomes due on a Saturday, Sunday, or a day which is a legal holiday for Lenders in the State of New York, such payment shall be made on the next business day and any such extension shall be included in computing interest under this Agreement in accordance with the terms of Section 3 hereof. Unless otherwise instructed by Lender at any time pursuant to written direction hereafter, payments under this Agreement shall be due at the Lender’s principal office located at KBS Preferred Holding I, LLC c/o KBS Real Estate Investment Trust, Inc., 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660, paid to the order of the Lender, and made by: Account Name – KBS Preferred Holding I, LLC, Account Number – 412-1627822, Bank Name – Wells Fargo Bank, N.A., ABA Number – 121-000-248. Funds received after 11 A.M. (New York time) shall be treated for all purposes as having been received by Lender on the first (1st) business day next following receipt of such funds by Lender.

5.	Prepayment Penalty/Yield Maintenance. The Borrower shall have the right to prepay any or all of the Loans, in whole or in part, upon not less than 15 days prior written notice (“Prepayment Notice”) to Lender, provided that any such prepayment must be accompanied by the payment of a Yield Maintenance Premium if such prepayment occurs (i) with respect to Tranche A within eighteen (18) months of the making of the Tranche A portion of the Original Loan, (ii) with respect to Tranche B within twenty-four (24) months of the making of the Tranche B portion of the Original Loan, (iii) within twenty-four (24) months of the making of the Additional Loan, or (iv) if such prepayment occurs on the Borrower’s offering common shares to the public in an initial public offering. Upon giving any Prepayment Notice hereunder, Borrower shall be obligated to prepay the Loan or Loans (or portion thereof, as the case may be) identified in such Prepayment Notice on the date therein set forth.

For purposes hereof, “Yield Maintenance Premium” shall mean a premium equal to the greater of (a) .5% of the principal amount of the Note being prepaid or (b) the product of (i) a fraction, the numerator of which is the positive excess, if any, of (A) the present value of all future payments of principal and interest on the Note being prepaid, including the principal amount due on the Maturity Date, to be made on such Note as of the prepayment date in question and through and including the Payment Date that is six (6) months prior to the Maturity Date, discounted at an interest rate per annum equal to the sum of (x) the Treasury Constant Maturity Yield Index published during the second full week preceding the date on which such premium is payable for instruments having a maturity coterminous with the remaining term of such Note, over (B) the principal amount of such Note immediately before such prepayment, and the denominator of which is the principal amount of such Note immediately prior to the prepayment, and (ii) the principal amount of the Note being prepaid; provided, however, that if there is no Treasury Constant Maturity Yield Index for instruments having a maturity coterminous with the remaining term of such Note, then the index referred to in (A) above shall be equal to the weighted average yield to maturity of the Treasury Constant Maturity Yield Indices with maturities next longer and shorter than such remaining average life to maturity, calculated by interpolating the yields of the relevant Treasury Constant Maturity Yield Indices (rounded, if necessary, to the nearest  1/100 of 1%).

The Yield Maintenance Premium provided above shall be due, to the extent permitted by applicable law, under any and all circumstances where all or any portion of any Note is paid prior to its Maturity Date, whether such prepayment is voluntary or involuntary, even if such prepayment results from Lender’s exercise of its rights upon Borrower’s default and acceleration of the Maturity Date of such Note, and shall be in addition to any other sums due hereunder or under any of the other Loan Documents. No tender of a prepayment of a Note (or any portion thereof) with respect to which the Yield Maintenance Premium is due shall be effective unless such prepayment is accompanied by the Yield Maintenance Premium.

For purposes hereof, “Treasury Constant Maturity Yield Index” shall mean the average yield for “This Week” as reported by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519). If there is no Treasury Constant Maturity Yield Index for instruments having a maturity coterminous with the remaining term of this Note, then the index shall be equal to the weighted average yield to maturity of the Treasury Constant Maturity Yield Indices with maturities next longer and shorter than such remaining average life to maturity, calculated by averaging (rounded upward to the nearest 1/8 of 1% per annum) the yields of the relevant Treasury Constant Maturity Yield Indices (rounded upward to the nearest 1/8 of 1% per annum). In the event that there is no Treasury Constant Maturity Yield Index available, Lender may select an alternate index as may be reasonable based on the available indices.

6.	Periodic Statements. The Lender may, but is not obligated to, furnish the Borrower with a statement for each billing period which has any transaction or balance, including the outstanding principal balance of the Loans and accrued and unpaid interest.

7.	Financial Statements. The Borrower agrees to furnish to the Lender the following financial information concerning the Borrower or Petra Offshore as indicated: Such information shall be furnished as soon as reasonably practicable, but in any event, if no delivery date is otherwise specified in the Section 7, within five (5) business days after the end of the applicable period hereinafter described for such information:

(i)	within ninety (90) days after the end of each fiscal year of Petra Offshore, annual audited financial statements of Petra Offshore; such financial statements shall be in accordance with generally accepted accounting principals, except for the treatment of organizational costs of Petra Offshore as noted in the audit report with regard to its annual financial statements. Such financial statements are due to Lender on or before February 28th of the succeeding fiscal year, and if such financial statements are not delivered to Lender then such failure of delivery shall be a “Technical Default” for purposes of this Section 7. Any such Technical Default shall have a cure period until March 15th of such year. After March 15 until March 31st of each such year, a Special Default Rate of 1% over the Interest Rate shall be applicable to the Obligations until the Technical Default is cured. If the Technical Default shall continue on April 1, the Special Default Rate shall rise to 3.5% over the Interest Rate and be applicable to the Obligations until the Technical Default is cured.

(ii)	within ninety (90) days after the end of each fiscal year, certified financial statements of Borrower; such financial statements to be prepared on a basis substantially similar to financial statements prepared in accordance with generally accepted accounting principals, except that such financial statements need not contain footnotes. Such financial statements are due on the same terms and conditions of Section 7(i) above, and any Technical Default under this Section 7(ii) shall result in the same Special Default Rate being applicable as is described in Section 7(i).

(iii)	two weeks after receipt of statements from GlobeOp or any successor third party reporting vendor by Petra Offshore, but not to exceed sixty (60) days after the end of each fiscal quarter, internally generated balance sheet, income statement and schedule of investments for Petra Offshore; such financial statements to be prepared on a basis substantially similar to financial statements prepared in accordance with generally accepted accounting principals, except that such financial statements need not contain footnotes.

In addition to the foregoing, and within five (5) business days following request therefore from Lender, Borrower agrees to deliver to Lender a copy of any other financial statements and/or information prepared by Borrower for distribution to its shareholders. The delivery of each financial statement, report and summary described in this Section 7 shall be deemed to be a representation and warranty that each such statement, report and summary fairly presents in all material respects the financial condition of Borrower as of the applicable date of delivery.

Notwithstanding anything to the contrary herein, a failure by Borrower to comply with this Section 7 in a manner that gives rise to an Event of Default shall not alone result in any acceleration of the Maturity Date of any Obligation hereunder.

8.

Representations and Warranties. (A) In consideration of, and as an inducement to, the Lender’s agreement to make advances of Loans to the Borrower hereunder, the Borrower hereby represents and warrants to the Lender that: (a) the Borrower is a corporation duly organized, validly existing, and in good standing under the laws of its state of organization; (b) the execution, delivery, and performance by the Borrower of this Agreement, the Notes, the other Loan Documents and all other documents executed in connection therewith to which it is a party are within its powers, have been duly authorized by all necessary action, and do not contravene the Borrower’s Constituent Documents or any law or any contractual restriction binding on or affecting the Borrower including, for the avoidance of doubt, any other loan agreement, repurchase agreement, or other borrowings; (c) no authorization or approval or other action by, and no notice to or filing with, any governmental authority, regulatory body or contractual counter party is required for the Borrower’s due execution, delivery, and performance of this Agreement, the Notes or any of the documents executed in connection therewith; (d) each Loan Document to which it is a party is the Borrower’s legal, valid, and binding obligation enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies; (e) there is no pending or, to the best of Borrower’s knowledge, threatened action or proceeding affecting the Borrower before any court, governmental agency or arbitrator, which purports to affect the legality, validity, or enforceability of this Agreement, the Notes or any other Loan Document; (f) on the date hereof and on the date on which any advance of a Loan is made to Borrower, there is no pending or, to the best of Borrower’s knowledge, threatened action or proceeding affecting the Borrower before any court, governmental agency or arbitrator, which may affect Borrower’s financial condition or operations, (g) the proceeds of each Loan shall be utilized for purposes set forth in Recital A of this Agreement; (h) on the date hereof and on the date on which any advance of a Loan is made to Borrower, no event has occurred and is continuing which constitutes a Default or an Event of Default, and to the best of such entity’s knowledge, no such Default or Event of Default is threatened, (i) on the date hereof and on the date on which any advance of a Loan is made to Borrower, Borrower has no offset, defense or counterclaim to the payment of the Loans, (j) no indebtedness of the Borrower, except the Millennium Debt, shall be pari passu with the debt of Borrower pursuant to this Agreement and the other Loan Documents and (k) no indebtedness of the Borrower, except the warehouse line and repurchase agreement (as such terms are hereinafter defined) shall be senior to the debt of Borrower pursuant to this Agreement and the other Loan Documents.

(B) In consideration of, and as an inducement to, the Lender’s agreement to make advances of Loans to the Borrower hereunder, the Petra Offshore hereby represents and warrants to the Lender that: (a) Petra Offshore is a limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation; (b) the execution, delivery, and performance by the Petra Offshore of this Agreement, is within its powers, has been duly authorized by all necessary action, and does not contravene the governing documents of Petra Offshore or any law or any contractual restriction binding on or affecting Petra Offshore; (c) no authorization or approval or other action by, and no notice to or filing with, any governmental authority, regulatory body or contractual counter party is required for Petra Offshore’s due execution, delivery, and compliance with this Agreement; (d) to the extent (but only to the extent) Petra Offshore is a party to this Agreement, this Agreement is the legal, valid, and binding obligation of Petra Offshore enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

9.

Affirmative Covenants. The Borrower covenants and agrees that on and after the date of this Agreement and until the Loans and the Note, together with interest, fees and all other Obligations are paid and performed in full: (a) the Borrower shall use the proceeds of each Loan only for such purposes as are permitted by this Agreement, (b) the Borrower shall promptly comply with any and all covenants and provisions of this Agreement, the Notes, all other Loan Documents executed by it (including without limitation the financial covenants and restrictions set forth in Exhibit C hereto) and its Constituent Documents, including, without limitation, the financial covenants on Exhibit C, (c) the Borrower shall furnish to the Lender, promptly upon becoming aware thereof, notice of the occurrence or existence of any condition or event which constitutes a Default or an Event of Default; (d) the Borrower will comply in all material respects with all material laws, rules, regulations and orders which are applicable to the Borrower or their respective investments; (e) concurrently with the distribution of any amendment, modification or change to any Constituent Document and in any event, no later than prior to the effectiveness of any such amendment, modification or change, the Borrower shall deliver a written copy of any such amendment, modification or change to any such document to the Lender; and (f) the Borrower shall promptly provide prior written notice of any transfer of any of the ownership interests in the Borrower to the Lender, together with any information, financial or otherwise, relating to such transferee as the Lender shall reasonably request (provided, however, a transfer for purposes of this clause (f) is not intended to include interests in the Borrower issued to additional new equity invested in the Borrower or redemptions of interests in the Borrower relative to redemptions in Petra Offshore after the date hereof).

10.	Negative Covenants. The Borrower covenants and agrees that on and after the date of this Agreement and until the Loans and the Notes, together with interest, fees and all other Obligations are paid and performed in full: (a) the Borrower shall not violate any restrictions regarding indebtedness herein or in its Constituent Documents, (b) Borrower shall have no unsecured indebtedness (other than for trade payables) which ranks senior to or pari passu with the debt created pursuant to this Agreement other than Borrower’s repurchase agreement (“repurchase agreement”) and/or warehouse facility (“warehouse line”) (provided such warehouse line shall be with a senior warehouse line provider), the Millennium Debt, and any debt issued by a Borrower subsidiary as part of a collateralized debt obligation offering (“CDO debt”), (c) no indebtedness of the Borrower shall be structured as mezzanine debt unless such debt is junior and subordinate to the debt created pursuant to this Agreement and the other Loan Documents (excluding any CDO debt); (d) no indebtedness of the Borrower, except the Millennium Debt and debt under repurchase agreements and warehouse lines, shall be pari passu with the debt of Borrower pursuant to this Agreement and the other Loan Documents (excluding any CDO debt), and (e) the Borrower shall not declare or pay any dividend or distributions or make any loans except as permitted under its Constituent Documents and this Agreement, and shall not declare or pay any dividends or distributions or make any loans if any Default or Event of Default exists provided, however, that the foregoing provisions of this Section 10(e) shall not be deemed to prohibit distributions by Borrower necessary to maintain the Borrower’s status as a real estate investment trust if the default or Event of Default is not a payment default.

11.

Events of Default. An “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing: (a) the Borrower shall fail to pay when due any principal of the Note (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or any interest on the Note or any fee, expense or other payment required hereunder, and such failure continues uncured to the satisfaction of the Lender (in its sole and absolute discretion) for a period of 5 business days after any such event; (b) any representation or warranty made (or deemed made) by the Borrower under this Agreement, or any of the other Loan Documents executed by it, or in any certificate or statement furnished or made to the Lender pursuant hereto or in connection herewith or with the Loans, shall prove to be untrue or inaccurate in any material respect at any time, and such default continues uncured to the satisfaction of the Lender (in its sole and absolute discretion) for 10 days after written notice thereof has been given by the Lender to the Borrower; (c) any default (other than those specifically otherwise set forth in this Section 11) shall occur in the performance of any of the other covenants, conditions or agreements contained herein or in any of the other Loan Documents, and such default continues uncured to the satisfaction of the Lender (in its sole and absolute discretion) for a period of 20 business days after the earlier of (i) the Borrower’s knowledge of such event or (ii) written notice thereof has been given by the Lender to the Borrower; (d) the Borrower (i) files a voluntary petition in bankruptcy or is adjudicated bankrupt or insolvent or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal, state, or other statute or law, (ii) seeks or consents to or acquiesces in the appointment of any trustee, receiver of all or any substantial part of the property of the Borrower; or all or a substantial part of the assets of the Borrower are attached, seized, subjected to a writ or distress warrant or are levied upon unless the same is stayed, released or vacated within forty-five (45) days, or (iii) becomes insolvent or generally fails to pay, or admits in writing its refusal to pay debts as they become due; (e) the commencement of any involuntary petition in bankruptcy against the Borrower or the institution against the Borrower of any reorganization, arrangement, composition, readjustment, dissolution, liquidation or similar proceedings under any present or future federal, state or other statute or law, or the appointment of a receiver, trustee or similar officer for all or any substantial part of the property of the Borrower, which shall remain undismissed or undischarged for a period of sixty (60) days; (f) the Borrower shall (x) default in any payment of any indebtedness (other than indebtedness hereunder) in the aggregate principal amount of $1,000,000.00 or more or (y) default in the observance or performance of any agreement or covenant relating to any indebtedness in the aggregate principal amount of $1,000,000.00 or more, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case the effect of which default or other event or condition is to cause the holder or holders of such indebtedness (or a trustee agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such indebtedness to become due prior to its stated maturity, and such default continues uncured to the satisfaction of the Lender (in its sole and absolute discretion) for a period of 12 business days after written notice thereof has been given by the Lender to the Borrower; (g) the Borrower shall repudiate, or declare invalid or unenforceable its obligations under the Loan Documents to which it is a party or its Constituent Documents, and such default continues uncured to the satisfaction of the Lender (in its sole and absolute discretion) for a period of 12 business days after written notice thereof has been given by the Lender to the Borrower or (h) Borrower shall fail to pay when due and payable hereunder any Protective Advance. In connection with the events set forth in this Section 11 with respect to which the Lender may provide notice to the Borrower, such notice shall specify each event that shall become an Event of Default if not cured to the satisfaction of the Lender (in its sole and absolute discretion), if Section 11 provides a cure period for such event.

12.	Remedies Upon Event of Default. If an Event of Default shall have occurred and be continuing, then the Lender may (a) declare the principal of, and all interest then accrued on, the Note and any other liabilities hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind all of which the Borrower hereby expressly waives, anything contained herein, in any Note or any other Loan Document to the contrary notwithstanding, (b) exercise any right, privilege, or power set forth herein or in the other Loan Documents, and/or (c) without notice of default or demand, pursue and enforce any of the rights and remedies of the Lender under the Loan Documents, or otherwise provided under or pursuant to any applicable agreement or at law or in equity; provided further, however, that if any Event of Default specified in Sections 11(a), 11(d) or 11(e) shall occur with respect to the Borrower, the principal of, and all interest on, the Note and other liabilities hereunder shall thereupon become due and payable concurrently therewith, without any further action by the Lender.

13.	Performance by Lender/No Liability. (a) In the event the “Cure Conditions” (as such term is hereinafter defined) occur, Lender shall have the right (but no obligation to do so or liability for failing to do so) to perform and/or attempt to perform any covenant, duty or agreement on behalf of the Borrower which Borrower has failed or refused to perform, and, in such event, Borrower shall cooperate with Lender, as may be reasonably requested by Lender in order to enable Lender to so perform, and Borrower shall, within sixty (60) business days following request by Lender, pay to Lender the amounts expended by Lender in such performance or attempted performance, together with interest thereon at the rate of sixteen (16) percent (a “Protective Advance”) from the date of such expenditure until paid. For purposes hereof, “Cure Conditions” shall mean the occurrence and continuance of a failure or refusal by Borrower to perform, observe and/or comply with any covenant, duty, condition or agreement of Borrower pursuant to any other indebtedness of the Borrower including, without limitation, any repurchase agreement or warehouse line (and without regard to whether such failure or refusal may, would, or does, constitute a default or Event of Default pursuant to this Agreement) at any time when Borrower has insufficient cash available to perform, observe and/or comply with such covenant, duty, condition or agreement of the Borrower.

(b) It is expressly understood that the Lender has no, and assumes no, liability or responsibility for the performance of any duties, covenants, or agreements of the Borrower, whether hereunder or under any of the other Loan Documents, the Constituent Documents, or any other duties, covenants, or agreements of Borrower, or other control over the management and affairs of the Borrower, and under no circumstances shall any action by Lender, in exercising its rights and/or remedies hereunder or otherwise, be deemed to create a partnership or other related party arrangement with the Borrower.

14.	Default Rate. From and after the date of any Event of Default until the date on which any such Event of Default is cured or waived, interest on funds outstanding hereunder shall accrue at the Default Rate and be payable on demand. The failure of the Lender to charge interest at the Default Rate shall not be evidence of the absence of an Event of Default or waiver of an Event of Default by the Lender.

15.	Enforcement. No delay by the Lender in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Lender of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The Borrower agrees to pay to the Lender upon demand all reasonable out-of-pocket expenses (including without limitation, reasonable attorneys fees and disbursements) incurred or paid by the Lender in connection with any defaults under this Agreement or any of the other Loan Documents or the exercise of any rights or remedies by Lender in connection therewith.

16.	Notices; Governing Law; Enforceability. The Lender may rely on instructions from the Borrower with respect to any matters relating to this Agreement, including telephone loan requests and requests made by facsimile which are made by persons whom the Lender reasonably believes to be the persons authorized by the Borrower to make such loan requests. All notices and statements to be furnished by the Lender shall be sufficient if delivered to any such person at the billing address for the Borrower shown on the records of the Lender (and may be so delivered, at Lender’s option, by facsimile, electronic mail, overnight delivery, hand delivery, or certified or registered mail, return receipt requested). All notices from the Borrower shall be sent to the Lender at KBS Preferred Holding I, LLC c/o KBS Real Estate Investment Trust, Inc., 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660, Attention: Keith Hall and Stacie Yamane. The Borrower hereby waives any and all presentment demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Lender’s rights under this Agreement and the other Loan Documents. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. No amendment or waiver of any provision of this Agreement or the Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender. If any part of this Agreement is unenforceable, that will not make any other part unenforceable. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of laws.

17.	Indemnification. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify, save and hold harmless the Lender, its affiliates and the officers, directors, employees, agents and attorneys-in-fact of each such person (each, an “Indemnitee”), from and against any and all claims, demands, actions or causes of action that may at any time be asserted or imposed against any Indemnitee arising out of or relating to the Loan Documents, provided that no Indemnitee shall be entitled to any claim (i) caused by its own or its affiliates’, officers’, directors’, employees’, and agents’ gross negligence or willful misconduct, or (ii) arising from a dispute solely between or among the Indemnitees.

18.	Consent to Jurisdiction. THE BORROWER HERETO HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

19.	Jury Trial Waiver. THE BORROWER WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

20.	Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Agreement by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original.

21.	Information Waiver. The Lender and its affiliates may provide and include in public filings with federal and state securities commissions, without any limitation whatsoever, any information or knowledge the Lender may have about the Loans and/or the Borrower (including financial information of the Borrower provided pursuant to Section 7 hereof) to the extent, in the reasonable judgment of the Lender, or such affiliate, such information is necessary to comply with federal or state securities laws. The Borrower hereby waives any right to privacy the may have with respect to such matters.

22.	Further Assurances. The Borrower shall perform all such acts and execute and deliver all such documents or other assurances as the Lender may reasonably deem necessary in connection with this Agreement or any of the Loan Documents, the obligations hereunder and thereunder, or for assuming and confirming unto the Lender its rights and remedies hereunder, and/or all or any part of the security, if any, for any of such obligations anticipated herein.

23.	Confidentiality. Subject to Section 21 hereof, the Lender shall use commercially reasonable efforts to keep confidential, and shall require that each affiliate of Lender use commercially reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information, any non-public information supplied to it by the Borrower pursuant to this Agreement or any other Loan Document, provided that nothing contained herein or elsewhere shall limit the disclosure of any such information: (i) with the prior written consent of the Borrower, (ii) to the extent required by federal or state securities laws, rules or regulations, any other statute, rule or regulation, subpoena or court order, (iii) in connection with any audit by an independent public accountant of such party, (iv) to examiners or auditors of any applicable governmental authority which examine such party’s books and records while conducting such examination or audit, (v) to the extent necessary in connection with the exercise of any remedy under any Loan Document or the enforcement of rights thereunder, (vi) that is or becomes available to the public, the Lender or any of its affiliates other than as a result of a disclosure by and such person prohibited by this agreement or that becomes available to any such person on a nonconfidential basis from a source other than the Borrower, (vi) in connection with any litigation or other proceeding or action relating to any Loan Document to which the Lender or any affiliate is a party, (vii) to any other person or entity to the extent necessary in connection with the administration of any Loan under this Agreement or any other Loan Document, or (viii) to counsel, accountants and/or other professionals for the Lender or any affiliate of Lender.

24.	Advisory Committee. The Lender shall be entitled to select one member of the Advisory Committee of Petra Offshore if Lender shall affirmatively elect to do so. Any such election shall be in writing, and the term of such member selected by Lender under this Section 24 shall commence upon such election and shall be co-terminus with the term during which any Loans are outstanding.

25.	Notice of Payment Prohibition. The Borrower shall give prompt written notice to the Lender of any fact known to the Borrower that would prohibit, pursuant to the terms of any other debt of the Borrower senior to or pari passu with the debt payable to Lender pursuant to this Agreement and the other Loan Documents, the making of any payment or distribution in respect of the Loans.

26.	Embargoed Person. Borrower hereby represents and warrants to Lender that, to the best of Borrower’s knowledge, (a) none of the funds or other assets of Borrower constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower have been derived from any unlawful activity with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loan is in violation of law. Borrower covenants and agrees to deliver to Lender any certification or other evidence requested from time to time by Lender in its reasonable discretion, confirming Borrower’s compliance with this Section 26. For purposes of this Section 26, “Embargoed Person” shall mean any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower (whether directly or indirectly) is prohibited by law or any Loan made by the Lender is in violation of law.

27.	Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of any Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

28.	Headings. The section and/or paragraph headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

29.	Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

30.	Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case pursuant to the provisions of Sections 21 or 22 hereunder where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against by Lender or its agents.

31.	No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other person or entity shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make a Loan in the absence of strict compliance with any or all thereof and no other person or entity shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

32.	Guarantee of Petra Offshore. Petra Offshore shall, as a condition of Lender making the Original Loan, enter into the guarantee attached hereto as Exhibit D.

* * * * *

[Signature Page Follows]

This Agreement is dated as of the date first written above.

BORROWER:

Petra Fund REIT Corp., a Maryland corporation

By:	/s/ Authorized Signatory
Name:
Its:

The undersigned has executed this Agreement to evidence its acknowledgment of, and agreement to, the terms of Sections 24 and 32 hereof.

Petra Offshore Fund L.P.

By:	Petra Capital GP LLC, a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:
Title:

[signatures continue on next page]

[continuation of signature page to Loan Agreement]

LENDER:

KBS PREFERRED HOLDING I, LLC

By:	KBS Limited Partnership, its sole Manager

By:	KBS Real Estate Investment Trust, Inc., sole general partner

By:	/s/ Charles J. Schreiber, Jr.
Name:	Charles J. Schreiber, Jr.
Title:	Chief Executive Officer

[end of signatures]

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